Exhibit 99.1

AvalonBay Communities, Inc.

Policy for Recoupment of Incentive Compensation

Definitions

As used herein, the following terms have the following meaning:

“Independent Director Committee” or “Committee” means the Compensation Committee of the Company’s Board of Directors (the “Board”), or, in the discretion of the Board, any other committee or body of the Board consisting only of independent directors of the Board.

“Covered Officer” means any officer of the Company whom the Board or the independent directors of the Board have previously determined is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, and any other officer holding the title Senior Vice President or a more senior title.  This policy shall apply to persons who were Covered Officers during the relevant period but are no longer employees of the Company at the time the determination to recoup compensation is made.

“Incentive Compensation” means annual cash bonus and long term equity incentive compensation (e.g., employee stock options and restricted stock).

Policy

If AvalonBay Communities, Inc. (the “Company”) is required to prepare an accounting restatement due to the material non-compliance of the Company with any financial reporting requirement, then the Independent Director Committee may require any Covered Officer to repay to the Company “Excess Compensation,” which is defined as that part of the Incentive Compensation received by that Covered Officer during the 3-year period preceding the publication of the restated financial statement that the Independent Director Committee determines was in excess of the amount that such Covered Officer would have received had such Incentive Compensation been calculated based on the financial results reported in the restated financial statement.

The Independent Director Committee may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid Excess Compensation and how much Excess Compensation to recoup from individual Covered Officers (which need not be the same amount or proportion for every Covered Officer), including any conclusion by the Committee that a Covered Officer engaged in wrongdoing or committed grossly negligent acts or omissions.  The amount and form of the compensation to be recouped shall be determined by the Independent Director Committee in its discretion, and recoupment of compensation paid as annual cash bonuses or long term incentives may be made, in the Committee’s discretion, through cancellation of vested or unvested stock options, cancellation of unvested restricted stock, and/or cash payment.

Implementation rules for the mandatory clawback requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) have yet to be finalized as of the date of initial adoption of this policy.  However, to the extent necessary, this policy will be amended to conform with the final Dodd-Frank rules once issued and applicable to the Company.